Exhibit 99.1

Trex Company Reports Fourth-Quarter-2009 Net Sales of $51.2 Million and Net Income of $1.8 Million

Fourth-Quarter-2009 Sales Increase 75%
$20 Million of Cash on Balance Sheet and No Borrowings against Revolver at Year End
Trex Transcend™ Launch Executed on Schedule

WINCHESTER, Va.--(BUSINESS WIRE)--February 26, 2010--Trex Company, Inc. (NYSE: TREX), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced financial results for the fourth quarter ended December 31, 2009.

Net sales for the fourth quarter of 2009 totaled $51.2 million compared to net sales of $29.3 million for the 2008 fourth quarter. The company reported net income of $1.8 million, or $0.11 per diluted share, for the 2009 fourth quarter compared to a net loss of $11.5 million, or $0.77 per diluted share, for the 2008 period. The company’s fourth-quarter-2009 results include a benefit for income taxes of $5.6 million primarily related to a carry-back tax adjustment offered through the 2009 economic stimulus plan.

For the full year ended December 31, 2009, Trex Company reported net sales of $272.3 million compared to net sales of $329.2 million for the prior-year. The company reported a net loss for 2009 of $16.4 million, or $1.09 per diluted share, compared to net income of $7.5 million, or $0.50 per diluted share, for 2008. The company’s 2009 results include net charges of $15.7 million, which include a $23.3 million non-cash impairment charge related to its Olive Branch, Mississippi facility and $7.6 million of one-time tax-related benefits.

President and CEO Ronald W. Kaplan commented, “Our 75% increase in sales for the fourth quarter demonstrates the success of our recent enhancements to Trex’s existing decking platform. These changes provide added flexibility and design options to consumers as well as more convenience and efficiency to distributors and dealers. We’re very gratified by the market’s reception to the enhancements, which also enabled us to streamline Trex’s manufacturing process.

“We’re equally pleased by the market’s enthusiasm for our groundbreaking Trex Transcend™ decking and railing system – the first composite outdoor living product that truly delivers ultra-low maintenance benefits. Trex Transcend™ combines all the benefits of Trex’s existing products with proprietary new technologies that offer an unprecedented combination of performance and aesthetics.

“We began the roll-out of Trex Transcend™ at retailers nationwide on schedule in January, and are extremely pleased by the initial flow of orders. The increased volume of dealer-direct shipments for Trex Transcend™ is a key indication of the strong acceptance for this new product throughout the marketplace. To leverage this interest, we have implemented a robust marketing campaign to both trade and consumer audiences.

“Our full-year-2009 gross margin approached 30%, a healthy 270-basis-point improvement over our 2008 gross margin. This increase reflects the effectiveness of our continuing drive to implement fundamental productivity and process improvements. This accomplishment is especially significant given that we operated at reduced levels of capacity utilization in 2009. We are pleased with the continued improvement in our financial position in 2009, which was accomplished despite the headwinds of the most severe recession in decades. For the full year, we generated free cash flow of $28 million, allowing us to retire more than $30 million of debt. In addition, we replaced our revolving credit facility with a new $85 million facility in November and our cash balance at year end was $20 million.

“Also noteworthy, we recently executed our first brand extension licensing agreement with Dri-Deck Enterprises, a proven leader in the deck water drainage systems category. Their new product, Trex RainEscape™, is an innovative deck water drainage system that allows consumers to double their outdoor living space by creating a completely dry area below their decks. We believe licensing agreements that expand the Trex® brand into appropriate outdoor living categories will be a valuable addition to our growth strategy.

“Looking forward, we are very encouraged by Trex’s prospects for 2010. Based on the market demand we are seeing and the widespread enthusiasm for our new product launch, but adjusted for the strong sales we already generated in the 2009 fourth quarter, we expect net sales to be approximately $70 million for the first quarter. In 2010, we will continue to generate strong free cash flow through earnings and working capital management, and will keep inventory and capital expenditures low compared to historical levels.”

Fourth-Quarter-2009 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth-quarter-2009 results on Friday, February 26, 2010 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #54057095. A live webcast of the conference call will also be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on February 26, 2010. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #54057095.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with nearly 20 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and waste plastic, combined through a proprietary process. Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark TrexTrim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Transcend™, Trex Escapes®, TrexTrim™ and Trex RainEscape™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009 and its subsequent reports on Form 10-Q filed on May 8, 2009, August 10, 2009 and November 9, 2009 and Form 10-K/A filed on August 10, 2009 discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009

Net sales	$29,288	$51,232	$329,194	$272,286

Cost of sales	23,131	34,082	240,170	191,339

Gross profit	6,157	17,150	89,024	80,947

Selling, general and administrative expenses	14,286	17,321	66,958	65,257

Impairment of long-lived assets	-	-	-	23,251

Income (loss) from operations	(8,129)	(171)	22,066	(7,561)

Interest expense, net	4,147	3,686	15,282	14,699

Income (loss) before income taxes	(12,276)	(3,857)	6,784	(22,260)

Provision (benefit) for income taxes	(760)	(5,608)	(750)	(5,811)

Net income (loss)	$(11,516)	$1,751	$7,534	$(16,449)

Diluted earnings (loss) per common share	$(0.77)	$0.11	$0.50	$(1.09)

Diluted weighted average common shares outstanding	14,970,975	15,411,072	15,113,083	15,061,603

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	31-Dec-08	31-Dec-09
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,189	$19,514
Accounts receivable, net	13,555	31,429
Inventories	69,397	45,485
Prepaid expenses and other assets	5,518	2,368
Income taxes receivable	2,554	7,775
Deferred income taxes	2,141	0
Total current assets	116,354	106,571
Property, plant and equipment, net	176,336	137,027
Goodwill	6,837	6,837
Other assets	7,557	6,024
Total assets	$307,084	$256,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,666	$35,640
Accrued warranty	12,310	9,256
Deferred income taxes	--	485
Current portion long-term debt	1,293	545
Total current liabilities	51,269	45,926
Deferred income taxes	3,531	1,925
Accrued taxes	2,640	3,735
Non-current accrued warranty	9,546	2,268
Debt-related derivatives	2,069	392
Long-term debt, net of current portion	100,201	76,634
Total liabilities	169,256	130,880
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,310,343 and 15,393,136 shares issued and outstanding at December 31, 2008 and December 31, 2009	153	154
Additional paid-in capital	92,825	96,198
Accumulated other comprehensive loss	(1,092)	(265)
Retained earnings	45,942	29,492
Total stockholders’ equity	137,828	125,579
Total liabilities and stockholders’ equity	$307,084	$256,459

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2008	2009

OPERATING ACTIVITIES
Net income (loss)	$7,534	$(16,449)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,606	31,318
Impairment of long lived assets	--	23,251
Other non-cash charges	3,342	3,979
Changes in operating assets and liabilities	(9,440)	(7,036)

Net cash provided by operating activities	$33,042	$35,063

INVESTING ACTIVITIES	$(8,594)	$(6,638)

FINANCING ACTIVITIES	$(1,325)	$(32,100)

Net increase (decrease) in cash and cash equivalents	$23,123	$(3,675)
Cash and cash equivalents at beginning of period	$66	$23,189

Cash and cash equivalents at end of period	$23,189	$19,514

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777